Exhibit 21.1
List of Subsidiaries of Tropicana Entertainment Inc.

Tropicana Atlantic City Corp. (New Jersey corporation)
Tropicana AC Sub Corp. (New Jersey corporation)
New Tropicana Holdings, Inc. (Delaware corporation)
New Tropicana OpCo, Inc. (Delaware corporation)
Aztar Riverboat Holding Company, LLC (Indiana limited liability company)
Aztar Indiana Gaming Company, LLC (Indiana limited liability company)
New Jazz Enterprises, L.L.C. (Nevada limited liability company)
Catfish Queen Partnership in Commendam (Louisiana)
Centroplex Centre Convention Hotel, L.L.C. (Louisiana limited liability company)
Columbia Properties Tahoe, LLC (Nevada limited liability company)
MB Development, LLC (Nevada limited liability company)
Lighthouse Point, LLC (Mississippi limited liability company)
Tropicana Laughlin, LLC (Nevada limited liability company)
Tropicana Ent. Cayman Holdings Co. Ltd (Cayman Islands)
Abura Development Corp VBA (Aruba)
Tropicana Aruba Casino Operating Co. N.V. (Aruba)
Tropicana Aruba Resort Operating Corp. VBA (Aruba)
Tropicana St. Louis LLC (Delaware limited liability company)
TEI (STLH), LLC (Delaware limited liability company)
TEI (ES), LLC (Delaware limited liability company)
TEI (St. Louis) RE, LLC (Delaware limited liability company)
TLH LLC (Delaware limited liability company)
SE Inlet Properties LLC (Delaware limited liability company)
TropWorld Games LLC (Nevada limited liability company)
TEI R7 Investment LLC (Delaware limited liability company)
TEI Management Services LLC (Delaware limited liability company)